TIDAL TRUST II 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 28, 2025, relating to the financial statements and financial highlights of iREIT- MarketVector Quality REIT Index ETF, a series of Tidal Trust II, which are included in Form N-CSR for the period ended January 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

May 21, 2025